UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 15, 2006 (May 12, 2006)

LEVEL 8 SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26392	11-2920559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1433 Highway 34, Building C, Farmingdale, New Jersey 07727
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code (732) 919-3150
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

On May 12, 2006, Mr. John W., “Rick,” Atherton was elected by the Board of Directors to serve as a member of the Board of Directors of Level 8 Systems, Inc. (the “Company”). Mr. Atherton has also agreed to be a member of the Company’s Audit Committee. From 1990 to the present, Mr. Atherton has been the Chairman of CityFed Financial, a publicly-held financial holding company, based in Nantucket, Massachusetts.

Mr. Atherton began his banking tenure in 1967 at the Chase Manhattan Bank. Five years later, having been appointed Vice President in the corporate lending division, Mr. Atherton joined City Federal Savings in New Jersey, a leading thrift institution. Mr. Atherton served in a number of positions with City Federal, including Chief Operating Officer, President, Chief Executive Officer and member of the Board of Directors.
Mr. Atherton received his BA degree from Wesleyan University (Middletown, Connecticut) and an MBA with Distinction from Babson College (Wellesley, Massachusetts).

Mr. Atherton’s previous professional affiliations include serving as Director, NUI Corp, a public-utility holding company; Director, ISFA, a corporation established to manage securities and insurance activities for thrift institutions; member, National Association of Home Builders Mortgage Roundtable; and member, Dean’s Advisory Council, Rutgers Graduate School of Management.

In April 2005, Mr. Atherton participated in the Company’s Note and Warrant Offering whereby Mr. Atherton loaned the company $20,000 in exchange for Senior Reorganization Notes [any warrants?]. In November 2005, Mr. Atherton participated in the Company’s 2005 Consortium Note Offering whereby Mr. Atherton loaned $15,000 to the Company in exchange for 10% Convertible Bridge Notes of the Company. Upon the consummation of the proposed recapitalization of the Company, Mr. Atherton’s Senior Reorganization Note and the Consortium Note will automatically convert into common shares of the Company at conversion prices of $0.138 and $0.025, respectively. The recapitalization is subject to the consent of the stockholders of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2006                        LEVEL 8 SYSTEMS, INC.

By:/s/ John P. Broderick
                            John P. Broderick
                            Chief Executive and Financial Officer